EXHIBIT 21.


      AMC ENTERTAINMENT INC.  AND SUBSIDIARIES
      AMC ENTERTAINMENT INC.
        American Multi-Cinema, Inc.
           AMC Realty, Inc.
             Centertainment, Inc.
        AMC Entertainment International, Inc.
           AMC Entertainment International Limited
             AMC Entertainment EspaZa S.A.
             Actividades Multi-Cinemas E Espectaculos, LDA
             AMC Theatres of  U.K., Limited
           AMC De Mexico, S.A., De C.V.
           AMC Europe S.A.
        National Cinema Network, Inc.




      All subsidiaries are wholly-owned.
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